Exhibit (2)(a)(2)

CERTIFICATE OF TRUST

OF

ELLINGTON CREDIT COMPANY

This Certificate of Trust of Ellington Credit Company (the “Trust”) is being duly executed and filed by the undersigned, being all of the trustees of the Trust, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”) in connection with the conversion of Ellington Credit Company, a Maryland real estate investment trust, to a Delaware statutory trust.

1.            Name. The name of the Trust is Ellington Credit Company.

2.            Registered Office and Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904. The name of the Trust’s registered agent at such address is Cogency Global Inc.

3.            Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.            Notice of Limitation of Liabilities of Series. Notice is hereby given that the Trust has or may hereafter establish one or more series and that, pursuant to Section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.            Effective Time and Date. This certificate shall be effective at 6:00 a.m. (Eastern Time) on April 1, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust.

/s/ Robert B. Allardice, III
Name: Robert B. Allardice, III
Trustee

/s/ Mary McBride
Name: Mary McBride
Trustee

/s/ David J. Miller
Name: David J. Miller
Trustee

/s/ Laurence E. Penn
Name: Laurence E. Penn
Trustee

/s/ Ronald I. Simon, Ph.D.
Name: Ronald I. Simon, Ph.D.
Trustee

/s/ Michael W. Vranos
Name: Michael W. Vranos
Trustee